Exhibit 23.3

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 10, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Circle Star Energy Corp.
Fort Worth, Texas

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form S-1, Registration Statement under the Securities Act of 1933 of Circle Star Energy Corp. (the “Company”) of our report dated July 29, 2011 and August 15, 2011, relating to the financial statements of Circle Star Energy Corp., a Nevada Corporation, as of and for the year ending April 30, 2011, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC